Exhibit 99.1
KODIAK ENERGY, INC. ANNOUNCES CLOSING OF PRIVATE PLACEMENT

[Not for distribution to U.S. news wire services or dissemination in the United States.]

June 18, 2008

CALGARY, ALBERTA -- (MARKET WIRE) -- 06/18/08 -- Kodiak Energy, Inc. (TSXV: KDK and OTCBB: KDKN) (“Kodiak” or the “Company”) announces the closing of its private placement for gross proceeds of US$3,010,000.  The principal amount of units of Kodiak (the “Units”) was at the price of US$2.50 per Unit (the “Offering”).  Each Unit consists of one common share of Kodiak (a “Common Share”) and one warrant to purchase a Common Share for two years at US$3.50 per share.

Share issue costs in connection with the closing of the offering will approximate US$260,000, including finder’s fee of 8% to be paid to a European firm.

The Common Shares and warrants issued relating to the Offering are subject to a four month hold period in Canada.

The Offering was made on the basis of an exemption from registration in the United States under Regulation S.  The Offering was not offered to or sold in the United States or to any United States persons outside of the United States.  The securities that were offered and sold were not and have not been registered under the Securities Act of 1933 and have not been offered or sold in the United States absent registration or an applicable exemption from registration requirements of the United States.  The Company took special measures to assure that the securities were not sold in the United States to comply with these requirements.

Proceeds from the Offering will be used by Kodiak towards the continued exploration of the Company's oil and gas properties, namely permitting for the drilling program on the “Little Chicago” project in the Northwest Territories, further seismic on the New Mexico properties, other such prospects in various locations within Canada and the United States and for general working capital purposes.

About Kodiak

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases “would be,” “will” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone: +1 (403) 262-8044
Email: info@kodiakenergy.com
Website: www.kodiakpetroleum.com